                             READ YOUR CONTRACT CAREFULLY
                               THIS IS A LEGAL CONTRACT

We promise to pay, subject to the provisions of this contract, the benefits described by this contract.

We make this promise and issue this contract in consideration of the application for this contract and the payment of the purchase payments.

The owner and the beneficiary are as named in the application unless they are changed as provided for in this contract.

You are a member of The Minnesota Mutual Life Insurance Company. Our annual meetings are held at our home office on the first Tuesday in March of each year at three o'clock in the afternoon.

Signed for The Minnesota Mutual Life Insurance Company at St. Paul, Minnesota, on the contract date.

President  /s/ Coleman Bloomfield
Secretary  /s/ Robert J. Hasling
Registrar

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS.

IT IS IMPORTANT TO US THAT YOU ARE SATISFIED
WITH THIS CONTRACT.  IF YOU ARE NOT              *****************************
SATISFIED, YOU MAY RETURN THE CONTRACT TO US     *                           *
OR TO YOUR AGENT WITHIN 10 DAYS OF ITS           * FLEXIBLE PAYMENT DEFERRED *
RECEIPT.  IF YOU EXERCISE THIS RIGHT, YOU        * VARIABLE ANNUITY CONTRACT *
WILL RECEIVE THE GREATER OF (a) THE              *                           *
ACCUMULATION VALUE OF THIS CONTRACT              * FIXED OR VARIABLE ANNUITY *
ATTRIBUTABLE TO YOUR PURCHASE PAYMENTS, OR       *           BENEFITS        *
(b) THE AMOUNT OF PURCHASE PAYMENTS PAID BY      *                           *
YOU UNDER THIS CONTRACT.  WE WILL PAY THIS       *  A PARTICIPATING CONTRACT *
REFUND WITHIN 7 DAYS AFTER WE RECEIVE YOUR       *                           *
NOTICE OF CANCELLATION.                          *****************************

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT

MINNESOTA MUTUAL

THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
400 ROBERT STREET NORTH
SAINT PAUL, MINNESOTA  55101-2098

94-9307

                                    CONTRACT INDEX

Alphabetical Index to the Provision of Your Contract

                                                                            Page
                                                                            ----

Additional Information                                                      10

Allocation of Purchase Payments                                              3

Amount Payable at Death                                                      9

Annuity Payment Options                                                      6

Annuity Provisions                                                           6

Assignment                                                                  10

Beneficiary                                                                 10

Contract Charges                                                             4

Definitions                                                                  2

Dividends                                                                    5

General Information                                                          2

Misstatement                                                                10

Purchase Payments                                                            3

Transfer Provisions                                                          5

Valuation                                                                    4

Withdrawal and Surrender                                                     5

94-9307

                              YOUR CONTRACT INFORMATION


Annuitant:  John C. Doe
            -----------
Date of Birth:  December 1, 1958
                ----------------
Owner:  John C. Doe
        -----------
Jurisdiction:  Your State
               ----------
Contract Number:  1-234-567
                  ---------
Contract Date:  September 1, 1994
                -----------------
Annuity Commencement Date:  January 1, 2024
                            ---------------
Anticipated Purchase Payment:  $5,000.00
                               ---------












*****************************
*                           *
* FLEXIBLE PAYMENT DEFERRED *
* VARIABLE ANNUITY CONTRACT *
*                           *
* FIXED OR VARIABLE ANNUITY *
*           BENEFITS        *
*                           *
*  A PARTICIPATING CONTRACT *
*                           *
*****************************

94-9307

DEFINITIONS

When we use the following words, this is what we mean:

THE ANNUITANT

The person named on page 1 who may receive lifetime benefits under this contract. Joint annuitants will be considered a single entity.

YOU, YOUR

The owner of this contract.  The owner may be the annuitant or someone else.
The owner shall be that person named as owner in the application. The owner may be changed. Joint owners will be considered a single entity.

JOINT OWNER

The person designated to share equally in all rights and privileges of this contract. Only your spouse may be named as joint owner. Both signatures will be required to exercise your rights under this contract.

BENEFICIARY

The person, persons or entity designated to receive death benefits payable under the contract.

WE, OUR, US

The Minnesota Mutual Life Insurance Company.

CONTRACT DATE

The effective date of this contract. It is also the date from which we determine contract anniversaries and contract years.

CONTRACT ANNIVERSARY

The same day and month as the contract date for each succeeding year of this contract.

CONTRACT YEAR

A period of one year beginning with the contract date or a contract anniversary.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which is designated as an eligible investment for the separate account.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

ACCUMULATION VALUE

The sum of your values under this contract in the separate account. It is composed of your interest in one or more sub-accounts of the separate account excluding variable annuity payment amounts. Your interest in each sub-account shall be valued separately. The total of those values will be the accumulation value.

SURRENDER VALUE

The surrender value of this contract shall be the accumulation value reduced by any deferred sales charge.

SEPARATE ACCOUNT

A separate investment account titled Minnesota Mutual Variable Annuity Account. This separate account was established by us for this class of contract under Minnesota law. The separate account is composed of several sub-accounts. The assets of the separate account are ours. Those assets are not subject to claims arising out of any other business of ours.

1940 ACT

The Investment Company Act of 1940, as amended, or any similar successor federal legislation.

WRITTEN REQUEST

A request in writing signed by you. In the case of joint owners, the signatures of both owners will be required. In some cases, we may provide a form for your use. We also may require that this contract be sent in with your written request.

PURCHASE PAYMENTS

Amounts paid to us as consideration for the benefits provided by this contract. Total purchase payments in the contract may not exceed $5,000,000 without our consent.

ANNUITY PAYMENTS

Payments made at regular intervals to the annuitant or any other payee. Annuity payments will be due and payable only on the first day of a calendar month.

FIXED ANNUITY

Annuity payments of equal amounts during the payment period.

VARIABLE ANNUITY

Annuity payments which increase or decrease in amount to reflect the investment experience of the separate account and its sub-accounts.

AGE

The age of a person at nearest birthday.


GENERAL INFORMATION

WHAT IS YOUR AGREEMENT WITH US?

This contract and the copy of the application attached to it contain the entire contract between you and us. Any statements made in the application either by you or the annuitant will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or the annuitant will not be used to avoid this contract or defend against a claim under this contract unless the statement is contained in the application.

No change or waiver of any of the provisions of this contract will be valid unless made in writing by us. It must also be signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provision of this contract.

Any additional agreement attached to this contract will become a part of this contract. It will be subject to all the terms and conditions of this contract unless we state otherwise in the agreement.

HOW DO YOU EXERCISE YOUR RIGHTS UNDER THIS CONTRACT?

You can exercise all the rights under this contract. You can do this by making a written request to us. You have these rights during the annuitant's lifetime and before annuity payments begin. We will deal with you, unless this contract provides otherwise, on the basis that you have full ownership and control of this contract.

HOW WILL YOU KNOW THE VALUE OF YOUR CONTRACT?

Each year we will send you a report. This report will summarize the year's transactions. It will show the current accumulation value and surrender value of this contract. It will also show the current separate account accumulation unit values. The report will be as of a date within two months of its mailing.


PURCHASE PAYMENTS

WHERE DO YOU MAKE PURCHASE PAYMENTS?

All purchase payments must be made at our home office. Our home office is at 400 Robert Street North, St. Paul, Minnesota 55101-2098.

When we receive a purchase payment from you at our home office, we will send you a confirmation.

DO YOU CHOOSE WHEN TO MAKE PURCHASE PAYMENTS?

Yes. You may choose when to make purchase payments. They may be made at any time prior to the date that annuity payments are to begin.

ARE THERE OTHER METHODS OF MAKING PURCHASE PAYMENTS?

Yes. It may be possible for you to arrange with your employer to make your purchase payments by payroll deduction. Or, under some plans, your employer may make purchase payments on your behalf. Also, your bank or other financial institution may consent to have your purchase payments automatically withdrawn from your account and paid directly to us.

WHAT DEDUCTIONS ARE MADE FROM PURCHASE PAYMENTS?

There are usually no deductions made from the purchase payments. However, we do reserve the right to make a deduction from purchase payments for state premium taxes, where applicable.

HOW ARE PURCHASE PAYMENTS ALLOCATED?

They are allocated to the separate account and its sub-accounts. The allocation is made as you direct. Initially, you must indicate your allocation in the application. Later, you may change your allocation for future purchase payments by giving us written notice. Applications received without instructions as to allocation will be treated as incomplete.

ARE SEPARATE ACCOUNT OPTIONS AVAILABLE?

Yes.  The separate account currently is composed of the following sub-accounts:

     Growth Account
     Bond Account
     Money Market Account
     Asset Allocation Account
     Mortgage Securities Account
     Index 500 Account
     Capital Appreciation Account
     International Stock Account
     Small Company Account
     Value Stock Account
     Maturing Government Bond-1998 Account
     Maturing Government Bond-2002 Account
     Maturing Government Bond-2006 Account
     Maturing Government Bond-2010 Account

Purchase payments may be applied to one or more of these sub-accounts. They may also be made to any other sub-account which may be established by us under the separate account for contracts of this class. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

The separate account is divided into sub-accounts. For each sub-account, there is a fund for the investment of that sub-account's assets. Purchase payments are invested in the funds at their net asset value. The net asset value per share for each fund is determined by adding the current value of all securities and all other assets held by such fund, subtracting liabilities, and dividing the remainder by the number of shares outstanding.

If investment in a fund should no longer be possible or if we determine it becomes inappropriate for contracts of this class, we may substitute another fund. Substitution may be with respect to existing accumulation values, future purchase payments and future annuity payments.

IS THERE A MINIMUM AMOUNT WHICH MUST BE ALLOCATED TO THE SUB-ACCOUNTS OF THE SEPARATE ACCOUNT?

No.

MAY WE MAKE CHANGES TO THE SEPARATE ACCOUNT?

Yes. We reserve the right to transfer assets of the separate account to another separate account when permitted by law. The transfer will be of assets associated with this class of contracts. We will make that determination. If this type of transfer is made, the term "separate account", as used in this contract, shall then mean the separate account to which the assets were transferred.

We reserve the right, when permitted by law, to:

(a)  deregister the separate account under the Investment Company Act of 1940;

(b) restrict or eliminate any voting rights of contract owners or other persons who have voting rights as to the separate account; and

(c)  combine the separate account with one or more other separate accounts.

WHEN ARE PURCHASE PAYMENTS CREDITED TO THE CONTRACT?

Purchase payments are credited to the contract on the valuation date coincident with or next following the day they are received in our home office. If they are received on a day which is not a valuation date, those amounts will be credited on the next valuation date.

MAY YOU STOP MAKING PURCHASE PAYMENTS?

Yes. You may stop making purchase payments at any time. If you stop making purchase payments, the contract remains in force as a paid-up annuity according to its terms. Its value may be applied to provide annuity payments at a later date. You may make purchase payments again at any time before annuity payments start unless the contract has been surrendered.

MAY WE CANCEL THE CONTRACT?

Yes. We may, in our discretion, cancel a contract if no purchase payments are made for a period of two or more full contract years and both (a) the total purchase payments made, less any withdrawals and associated charges, and (b) the accumulation value of the contract, are less than $2,000. If such a cancellation takes place, we will pay the accumulation value to you.

We will notify you of our intention to exercise these rights in our annual report. We will act 90 days after the contract anniversary unless an additional purchase payment is received before the end of that 90 day period.


CONTRACT CHARGES

ARE THERE CHARGES UNDER THIS CONTRACT?

Yes. There may be a deferred sales charge. Also, there are certain charges which are made directly to the separate account and a transaction charge.

WHAT IS THE DEFERRED SALES CHARGE?

The deferred sales charge is the charge made on contract withdrawals or surrenders. It is made during the seven year period following the receipt of each purchase payment. The amount withdrawn plus any deferred sales charge is deducted from the accumulation value. In the separate account, accumulation units will be cancelled of a value equal to the applicable charge and the amount of the withdrawal.

WHAT IS THE AMOUNT OF THE DEFERRED SALES CHARGE?

The amount of the deferred sales charge is determined from the percentages shown in the table below. All purchase payments will be allocated to a withdrawal or surrender on a first-in, first-out basis for the purpose of determining the amount of the deferred sales charge. The deferred sales charge applies only to withdrawal or surrender of purchase payments received by us within seven years of the date of the withdrawal or surrender. The deferred sales charge percentage is as shown in the table below:

    Years Since Payment      Charge
    -------------------      ------

            0-1                7%
            1-2                7%
            2-3                6%
            3-4                5%
            4-5                4%
            5-6                3%
            6-7                2%
     7 and thereafter          0%

The amount of the deferred sales charge is determined by: (a) calculating the number of years each purchase payment being withdrawn has been in the contract;
(b) multiplying each purchase payment being withdrawn by the appropriate deferred sales charge percentage in the table; and (c) adding the deferred sales charge from all purchase payments as calculated in (b).

ARE THERE CHARGES ASSOCIATED WITH THE SEPARATE ACCOUNT?

Yes. There are two charges associated with the separate account. They are the mortality risk charge and the expense risk charge.

Both of these charges are deducted on each valuation date from the separate account. On an annual basis, together they may be as much as 1.40% of the net asset value of the separate account.

WHAT IS THE MORTALITY RISK CHARGE?

This is a charge to compensate us for the mortality guarantees we make under the contract. Actual mortality results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, it may be as much as .80% of the net asset value of the separate account.

WHAT IS THE EXPENSE RISK CHARGE?

This is a charge to compensate us for the guarantee that the deductions provided in this contract will be sufficient to cover our actual expenses. Actual expense results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, it may be as much as .60% of the net asset value of the separate account.


VALUATION

HOW IS YOUR ACCUMULATION VALUE DETERMINED?

It is determined for each sub-account of the separate account. The separate account value will include all sub-accounts of the separate account.

For each sub-account of the separate account, it is your accumulation units multiplied by the accumulation unit value.

WHAT IS AN ACCUMULATION UNIT AND HOW IS ITS VALUE DETERMINED?

An accumulation unit is a measure of your interest in each sub-account of the separate account. The number of accumulation units credited with respect to each purchase payment is determined by dividing the portion of the purchase payment allocated to each sub-account by the then current accumulation unit value for that sub-account. This determination is made as of the valuation date coincident with or next following the date on which we receive your purchase payment at our home office. Once determined, the number of accumulation units will not be affected by changes in the accumulation unit value. However, the total number of accumulation units for a sub-account will be affected by future contract transactions including that sub-account. In addition, the units of each sub-account will be increased by subsequent purchase payments and transfers to that sub-account. The units of each sub-account will be decreased by deductions for deferred sales charges and for transfers or withdrawals from that sub-account.

The accumulation unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-account of the separate account during the valuation period. The value of an accumulation unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges associated with the separate account at a rate of not more than 1.40% per annum.

The gross investment rate is equal to:

(a) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

(b) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

(c) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

DIVIDENDS

WILL THIS CONTRACT RECEIVE DIVIDENDS?

Each year we determine if this contract will share in our divisible surplus. We call your share a dividend.

HOW WILL DIVIDENDS BE APPLIED?

Dividends, if received, will be added to the accumulation value or applied to increase annuity payments. If you so elect, they may be paid in cash.


TRANSFER PROVISIONS

WHAT IS A TRANSFER?

A transfer is a reallocation of funds under this contract among the sub-accounts of the separate account.

MAY YOU MAKE TRANSFERS OF AMOUNTS UNDER THE CONTRACT?

Yes. These transfers may be made by your written request. We will make the transfer on the basis of accumulation unit values on the valuation date coincident with or next following the day we receive the request at our home office.

DOES A DOLLAR AMOUNT LIMIT APPLY TO TRANSFERS?

No.

DO ANY OTHER RESTRICTIONS APPLY?

Yes. We reserve the right to make a charge, not to exceed $25, for each transfer among the sub-accounts of the separate account when the frequency of such transfer requests exceeds one every calendar month. If applied, this charge will be deducted from your accumulation value.

MAY TRANSFERS TAKE PLACE ONCE AN ANNUITY BEGINS?

Yes. However, transfers are limited. They may be made only with respect to any variable annuity payments. See the Annuity Payment Options section of this contract.

WITHDRAWAL AND SURRENDER

MAY YOU WITHDRAW FUNDS FROM THIS CONTRACT?

Yes. At any time before annuity payments begin, you may request a partial withdrawal from the accumulation value. You must make a written request for any withdrawal. The amount of any withdrawal must be for at least $250. In the event of a cash withdrawal, the accumulation value will be reduced by the amount requested and by the deferred sales charge, if any. However, you may receive the excess, if any, of the accumulation value of the contract over the sum of all of the purchase payments made to the contract, reduced by the amount of previous purchase payment withdrawals, without a deferred sales charge.

Unless instructed otherwise by you, withdrawals will be made from your interest in each sub-account of the separate account in the same proportion that the value of your interest in any sub-account bears to your total accumulation value. Withdrawal values will be determined as of the valuation date coincident with or next following the date your written withdrawal request is received at our home office.

Systematic withdrawal plans of a fixed amount or a fixed amount over a specified period are also available.

MAY YOU SURRENDER THE CONTRACT?

Yes. At any time before annuity payments begin, you may surrender this contract for its surrender value. The surrender value will be determined as of the valuation date coincident with or next following the date your written request is received at our home office.

HOW WILL WITHDRAWAL OR SURRENDER BENEFITS BE PAID?

We will pay these benefits in a single sum. However, if this contract is surrendered you may elect one of the annuity payment options. This election is subject to the provisions of this contract.

ANNUITY PROVISIONS

WHEN DO ANNUITY PAYMENTS BEGIN?

You must notify us in writing: (a) that annuity payments are to be made to the annuitant; (b) when these payments are to begin; (c) the form of the annuity; and (d) what annuity payment option has been selected. We must receive this notice at least 30 days before annuity payments are to begin. This contract permits annuity payments to begin no later than age 85 or five years after the date of issue of this contract, whichever is later. However, the beginning date for annuity payments must be consistent with any restrictions applicable to the plan under which this contract may have been purchased.

WHAT VALUE IS AVAILABLE TO BE APPLIED TO PROVIDE ANNUITY PAYMENTS?

On the date annuity payments are to begin, we will apply the accumulation value.

WHAT TYPES OF ANNUITIES ARE AVAILABLE?

Both fixed and variable annuities are available under this contract.

ARE THERE RESTRICTIONS ON ANNUITY PAYMENTS?

Yes. We require that the first monthly fixed or variable annuity payment must be at least $20. It may be less if a payment of a smaller minimum amount is required by law. If the first monthly fixed or variable annuity payment would be less than that amount, we reserve the right to pay you the surrender value in a lump sum. This payment would be in lieu of all other rights under this contract.

In addition, we restrict the maximum amount which may be applied to provide a fixed annuity under this contract. The maximum amount which may be applied under this contract for a fixed annuity is $1,000,000.

MAY WE REQUIRE INFORMATION BEFORE MAKING ANNUITY PAYMENTS?

Yes. We reserve the right to require proof satisfactory to us of the age of the annuitant and of any joint annuitant before payments begin.

We may also require proof that a person is alive before making any annuity payment which is based on the survival of that person.

IF YOU MAKE NO ELECTION, WHEN DO ANNUITY PAYMENTS BEGIN?

If you do not elect another date, annuity payments will begin on the later of the first day of the month immediately following: (a) the 85th birthday of the annuitant; or (b) five years after the date of issue of this contract.

IF YOU FAIL TO ELECT AN ANNUITY OPTION, IS THERE AN OPTION UNDER WHICH ANNUITY PAYMENTS WILL BE MADE?

Yes. If you do not elect an annuity payment option, we will make monthly payments on the basis of Option 2A, a life annuity with a period certain of 120 months.

IF YOU FAIL TO ELECT AN ANNUITY FORM, IS THERE A FORM UNDER WHICH ANNUITY PAYMENTS WILL BE MADE?

Yes. If you do not elect an annuity payment form, we will make annuity payments in the form of a variable annuity using the Money Market Account.

MUST AN ANNUITY PAYMENT OPTION BE ELECTED?

No. You may elect a lump sum payment instead. If you do so, you and the annuitant shall have no further rights under this contract.


ANNUITY PAYMENT OPTIONS

WHAT ANNUITY PAYMENT OPTIONS ARE AVAILABLE?

The following annuity payment options are available:

Option 1 -- Life Annuity -- annuity payments payable monthly for the lifetime of the annuitant, ending with the last payment due prior to the annuitant's death.

Option 2 -- Life Annuity with a Period Certain -- annuity payments payable monthly for the lifetime of the annuitant; provided, if the annuitant dies before payments have been made for the entire period certain, those remaining certain payments will be made to the beneficiary.

The period certain may be for 120 months (Option 2A); for 180 months (Option
2B); or for 240 months (Option 2C).

Option 3 -- Joint and Last Survivor Annuity -- annuity payments payable monthly for the joint lifetimes of the annuitant and a designated joint annuitant. The payments end with the last payment due before the survivor's death. If this option is elected, the contract and payments shall be the joint property of the annuitant and the designated joint annuitant.

Option 4 -- Fixed Period Annuity -- annuity payments payable monthly for a fixed period of from five to twenty years. If the annuitant dies before all payments for the fixed period are received, payments will continue for the remainder of the fixed period to the beneficiary.

ARE OTHER ANNUITY PAYMENT OPTIONS AVAILABLE?

Yes. Other options may be available. They will be as agreed upon between you and us.

MAY THE BENEFICIARY RECEIVE A LUMP SUM PAYMENT INSTEAD OF THE REMAINING PERIOD CERTAIN ANNUITY PAYMENTS?

Yes. The beneficiary may elect to have the present value of the remaining period certain payments paid in a lump sum. This right exists under Options 2 and 4.

The lump sum payment will be the commuted value of the remaining period certain payments. It will be based on the then current dollar amount of one payment. We will use the same interest rate which served as a basis for the annuity.

HOW IS THE AMOUNT OF A VARIABLE ANNUITY PAYMENT DETERMINED?

The dollar amount of the first monthly variable annuity payment is determined by applying the available value, after deduction of any premium taxes not previously deducted, to a rate per $1,000 which is based on the Progressive Annuity Table with interest at the rate of 4.5% per annum, assuming births in the year 1900 and with an age setback of six years. The amount of the first payment depends upon the annuity payment option selected, the adjusted age of the annuitant and any joint annuitant and the amount applied. The ages shall be adjusted using the same table illustrated in the answer describing the determination of a fixed annuity amount. A number of annuity units is then determined by dividing this dollar amount by the then current annuity unit value. Thereafter, the number of annuity units remains unchanged during the period of annuity payments. This determination is made separately for each sub-account of the separate account. The number of annuity units is based upon the available value in each sub-account as of the date annuity payments are to begin.

The dollar amount of the second and later variable annuity payments is equal to the number of annuity units determined for each sub-account times the annuity unit value for that sub-account as of the due date of the payment. This amount may increase or decrease from month to month.

The value of an annuity unit for a sub-account is determined each month as of the first day of the month. The value is equal to the annuity unit value for that sub-account as of the first day of the preceding month multiplied by the product of: (a) .996338; and (b) a sub-account investment factor. This investment factor is the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the preceding month divided by the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the second preceding month. For any date other than the first of a month, the annuity unit value is that on the first day of the next month.

The dollar amount determined for each sub-account will be aggregated for purposes of making payment.

HOW IS THE AMOUNT OF A FIXED ANNUITY PAYMENT DETERMINED?

The dollar amount of a fixed annuity payment is determined by applying the available value, after deduction of any premium taxes not previously deducted, and deduction of a one-time contract fee of $200, to the tables shown below. They show the dollar amount of each payment that can be provided with each $1,000 of available value. Amounts shown here are based on the Progressive Annuity Table with interest at the rate of 3% per annum, assuming births in the year 1900, and with an age setback of six years. The amount of each payment depends upon the adjusted age of the annuitant and any joint annuitant. The adjusted age is determined from the actual age nearest birthday at the time the first payment is due in the following manner:

     CALENDAR YEAR        ADJUSTED AGE IS
       OF BIRTH            IS EQUAL TO--
     -------------        ---------------

      1900 - 1919           Actual Age
      1920 - 1939          Age Minus 1
      1940 - 1959          Age Minus 2
      1960 - 1979          Age Minus 3
     1980 and Later        Age Minus 4

    GUARANTEED MINIMUM DOLLAR AMOUNT OF FIXED MONTHLY PAYMENT WHICH IS PURCHASED
                          WITH EACH $1,000 OF VALUE APPLIED

ADJUSTED AGE
OF ANNUITANT                         SINGLE LIFE ANNUITIES
------------    ---------------------------------------------------------------

                OPTION 1         OPTION 2A          OPTION 2B         OPTION 2C
                --------         ---------          ---------         ---------

     50          $3.99             $3.97             $3.94              $3.89
     51           4.05              4.03              4.00               3.95
     52           4.13              4.10              4.06               4.00
     53           4.20              4.17              4.13               4.06
     54           4.28              4.25              4.20               4.12

     55           4.37              4.33              4.27               4.18
     56           4.46              4.41              4.35               4.25
     57           4.55              4.50              4.42               4.31
     58           4.65              4.59              4.51               4.38
     59           4.76              4.69              4.59               4.44

     60           4.87              4.79              4.68               4.51
     61           4.99              4.90              4.77               4.58
     52           5.12              5.01              4.86               4.65
     63           5.26              5.13              4.96               4.72
     64           5.40              5.25              5.06               4.79

     65           5.56              5.39              5.16               4.85
     66           5.72              5.52              5.27               4.92
     67           5.90              5.67              5.37               4.99
     68           6.09              5.82              5.48               5.05
     69           6.29              5.97              5.59               5.11

     70           6.51              6.13              5.69               5.16
     71           6.74              6.30              5.80               5.21
     72           6.99              6.48              5.90               5.26
     73           7.26              6.66              6.01               5.31
     74           7.54              6.84              6.11               5.34
     75           7.86              7.03              6.20               5.38

                   OPTION 3 -- JOINT AND LAST SURVIVOR LIFE ANNUITY

ADJUSTED AGE OF
JOINT ANNUITANT*                     ADJUSTED AGE OF ANNUITANT*
----------------     ----------------------------------------------------------

                      55       60       62       65       67       70       75
                     ----     ----     ----     ----     ----     ----     ----

     54             $3.80   $3.93    $3.98    $4.04     $4.08    $4.13    $4.19
     59              3.95    4.14     4.21     4.32      4.38     4.46     4.57
     61              4.00    4.22     4.31     4.43      4.50     4.61     4.75
     64              4.07    4.34     4.44     4.60      4.70     4.83     5.03
     66              4.12    4.41     4.53     4.71      4.82     4.99     5.23
     69              4.17    4.50     4.65     4.86      5.01     5.23     5.56
     74              4.25    4.64     4.81     5.09      5.29     5.60     6.11

* Dollar amounts of the monthly payments for ages not shown in this table will be calculated on the same basis as those shown and may be obtained from us upon request.

                           OPTION 4 -- FIXED PERIOD ANNUITY

      FIXED PERIOD     DOLLAR AMOUNT       FIXED PERIOD     DOLLAR AMOUNT
        (YEARS)         OF PAYMENT           (YEARS)         OF PAYMENT
      ------------     -------------       ------------     -------------

           5              $17.91                13             $7.71
           6               15.14                14              7.26
           7               13.16                15              6.87
           8               11.68                16              6.53
           9               10.53                17              6.23
          10                9.61                18              5.96
          11                8.86                19              5.73
          12                8.24                20              5.51

WILL THESE TABLES ALWAYS BE USED FOR ANNUITY PURCHASES?

Not necessarily. If, when annuity payments are elected, we are using tables of annuity purchase rates for this class of contract which would result in larger annuity payments, we will use those tables instead.

ONCE ANNUITY PAYMENTS BEGIN, MAY A FIXED ANNUITY OPTION BE CHANGED?

No.

ONCE ANNUITY PAYMENTS BEGIN, MAY A VARIABLE ANNUITY OPTION BE CHANGED?

No.

MAY AMOUNTS BE TRANSFERRED DURING THE ANNUITY PERIOD?

Yes. Amounts held as annuity reserves may be transferred among the variable annuity sub-accounts during the annuity period. Annuity reserves may also be transferred from a variable annuity to a fixed annuity during this time. The maximum amount which may be applied for a fixed annuity is $1,000,000.

HOW DOES AN ANNUITANT CHANGE SUB-ACCOUNT ELECTIONS OR TRANSFER AMOUNTS TO A FIXED ANNUITY?

The change must be made by written request. The annuitant and joint annuitant, if any, must make such an election.

HOW WILL A TRANSFER OF VARIABLE ANNUITY SUB-ACCOUNTS BE MADE?

A transfer will be made on the basis of annuity unit values. The number of annuity units from the sub-account being transferred will be converted to a number of annuity units in a new sub-account. The annuity payment option will stay the same.

When you tell us to make such a transfer it will be effective for future annuity payments. Your transfer will be effective and funds will be actually transferred in the middle of the month prior to the next annuity payment affected by your request. We will use the described valuation procedures and the adjusted current age of the annuitant and any joint annuitant to determine an initial variable annuity payment.

After this conversion, a number of annuity units in the new sub-account will be payable under the elected option. The first payment after conversion will be of the same amount as it would have been without the transfer. The number of annuity units will be set at that number of units which are needed to pay that same amount on the transfer date.

ARE THERE ANY RESTRICTIONS ON ANNUITY SUB-ACCOUNT TRANSFERS?

Yes. The transfer of an annuity reserve amount from any sub-account must be at least equal to: (a) $5,000; or (b) the entire amount of the reserve remaining in that sub-account.

In addition, annuity payments must have been in effect for a period of 12 months before a change may be made. Such transfers can be made only once every 12 months. Your written request for an annuity transfer must be received by us more than 30 days in advance of the due date of the annuity payment subject to the transfer.

MAY AMOUNTS HELD AS RESERVES TO PAY A VARIABLE ANNUITY BE TRANSFERRED TO A FIXED ANNUITY?

Yes. However, the restrictions which apply to annuity sub-account transfers will apply here as well.

When you tell us to make such a transfer it will be effective for future annuity payments. Your transfer will be effective and funds will be actually transferred in the middle of the month prior to the next annuity payment. We will use the described fixed annuity pricing at the time of transfer to determine an initial fixed annuity payment, including the deduction of a one-time contract fee of $200 and using the adjusted current age of the annuitant and any joint annuitant.

The amount transferred will then be applied to provide a fixed annuity amount. This amount will be based upon the adjusted age of the annuitant and any joint annuitant at the time of the transfer. The payment option will remain the same.

MAY AMOUNTS PAID AS A FIXED ANNUITY BE TRANSFERRED TO A VARIABLE ANNUITY?

No.

AMOUNT PAYABLE AT DEATH

WHAT AMOUNT IS PAYABLE AT DEATH?

If you die before annuity payments have started, we will pay the accumulation value of the contract to the named beneficiary. If the owner of this contract is other than a natural person, such as a trust or other similar entity, we will pay a death benefit of the accumulation value to the named beneficiary on the death of the annuitant, if it occurs prior to the date that annuity payments have started.

The accumulation value will be determined as of the valuation date coincident with or next following the day we receive due proof of death at our home office.

If the annuitant dies after annuity payments have started, we will pay whatever amount may be called for by the terms of the annuity payment option selected. The remaining interest in the contract must be distributed at least as rapidly as under the option in effect at the annuitant's death.

IS THERE A GUARANTEED DEATH BENEFIT?

Yes. This contract has a guaranteed death benefit if you die before annuity payments have started. The death benefit shall be equal to the greater of: (a) the amount of the accumulation value payable at death; or (b) the amount of the total purchase payments paid to us as consideration for this contract, less all contract withdrawals.

TO WHOM WILL WE PAY THOSE BENEFITS?

When we receive due proof of death satisfactory to us, we will pay the amount payable at death under this contract to the beneficiary or beneficiaries. The beneficiary will be the person or persons named in the application for this contract unless you subsequently change the beneficiary. In that event, we will pay the amount payable at death to the beneficiary named in your last change of beneficiary request as provided in this contract.

HOW WILL THE AMOUNT PAYABLE AT DEATH BE PAID?

We will pay that amount in a single sum unless another form of settlement has been requested and agreed to by us. All payments by us are payable at our home office. Proof of any claim under this contract must be submitted in writing to us at our home office.

WHEN MUST DEATH BENEFITS BE PAID?

If you die on or before the date on which annuity payments begin and if the designated beneficiary is a person other than your spouse, that beneficiary may elect an annuity option measured by a period not longer than that beneficiary's life expectancy. Annuity payments must begin not later than one year after your death. If there is no designated beneficiary, then the entire interest in this contract must be distributed within five years after your death. If the annuitant dies after annuity payments have begun, any payments received by a non-spouse beneficiary must be distributed at least as rapidly as under the method elected by the annuitant as of the date of death.

If there are joint owners of this contract, the death benefit described will not be payable until the death of the surviving joint owner.

If any portion of the contract interest is payable to your designated beneficiary who is your surviving spouse, that spouse shall be treated as the contract owner for purposes of: (a) when payments must begin; and (b) the time of distribution in the event of your spouse's death.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE?

Before annuity payments have begun, if a beneficiary dies, that beneficiary's interest in this contract ends with that beneficiary's death. Only those beneficiaries who survive will be eligible to share in a death benefit. If no beneficiary survives you prior to the date an annuity begins we will pay the accumulation value of this contract to the executors or administrators of your estate.

After annuity payments have begun, if there is no beneficiary after the death of the annuitant, any remaining value under the annuity option will be paid to the annuitant's estate.

CAN YOU CHANGE THE BENEFICIARY?

Yes.  You can file a written request with us to change the beneficiary.

Your written request will not be effective until it is recorded in our home office records. After it has been recorded, it will take effect as of the date you signed the request. However, if the annuitant dies before the request has been recorded, the request will not be effective as to those death proceeds we have paid before the request was recorded in our home office records.


ADDITIONAL INFORMATION

CAN YOU ASSIGN THIS CONTRACT?

Unless this contract provides otherwise, you may assign all rights to this contract during the lifetime of the annuitant. We will not be bound by any assignment until we have recorded written notice of it at our home office. We are not responsible for the validity of any assignment. An assignment will not apply to any payment or action made by us before it was recorded. Any proceeds payable to an assignee will be paid in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment.

If this contract is issued pursuant to a retirement plan which receives favorable tax treatment under the provisions of Section 401, 403, 404, 408 or 457 of the Internal Revenue Code, then, it may not be assigned, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

ARE THE CONTRACT BENEFITS PROTECTED?

Yes. To the extent permitted by law, no benefit provided by this contract will be subject to any creditor's claim or process of law.

HOW WILL BENEFITS BE DETERMINED?

Any paid-up benefit, withdrawal benefit, surrender benefit, or any other benefit described by this contract shall be calculated as of the date the provisions of the contract are exercised.

WILL THERE BE AN ADJUSTMENT IF A PERSON'S AGE IS MISSTATED?

Yes. If a person's age has been misstated, the amount payable under this contract as an annuity will be that amount which would have been paid based upon that person's correct age. In the case of an overpayment, we may either deduct the required amount from that person's payments under this contract; or, we may require you to pay us in cash; or we may do both until we are fully repaid. In the case of an underpayment, we will pay the required amount with the next payment.

MUST YOU PROVIDE ADDITIONAL INFORMATION?

Yes. You must provide any other information we need to administer this contract. If you cannot do so, we may ask the person concerned for that information. We shall not be liable for any payment based upon information given to us in error or not given to us.

DO CONTRACT VALUES COMPLY WITH STATE REQUIREMENTS?

Yes. Amounts payable at death, withdrawal and surrender benefits, accumulation values and the paid-up annuity benefit described by this contract are not less than the minimum benefits required by any statue of the state in which this contract is delivered.

WHAT ANNUITY RESERVES WILL WE HOLD UNDER THIS CONTRACT?

Reserves held by us for annuity payments under this contract shall not be less than those reserves required by the law in the state in which this contract is delivered.

MAY THIS CONTRACT BE MODIFIED?

Yes. This contract may be modified at any time by written agreement between you and us. However, no such modification will adversely affect the rights of an annuitant under this contract unless the modification is made to comply with a law or government regulation. Such modification will be in writing. You will have the right to accept or reject such a modification.

DO WE OWN THE SEPARATE ACCOUNT?

Yes. We have exclusive and absolute ownership of the assets of the separate account.

WHEN WILL LUMP SUM PAYMENTS BE MADE?

Usually, we will make payment within seven days after payment is called for by the terms of the contract. We reserve the right to defer payment for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such determination and payment impractical.

DO YOU HAVE ADDITIONAL VOTING RIGHTS?

Yes. If you have separate account accumulation or annuity units under this contract you may direct us with respect to the voting rights of fund shares held by us and attributable to this contract where shareholder approval is required by law.












FLEXIBLE PAYMENT DEFERRED
VARIABLE ANNUITY CONTRACT
FIXED OR VARIABLE ANNUITY BENEFITS
A PARTICIPATING CONTRACT

MINNESOTA MUTUAL